NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 22, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 9, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Encore Acquisition Company and Denbury Resources Inc. became effective after the close of business on March 9, 2010. Each share of Common Stock of Encore Acquisition Company was exchanged for either all-cash ($50.00), or a mix of cash and stock ($15.00 in cash and between 2.0698 and 2.6336 shares of Denbury Common Shares), or all-stock (between 2.9568 and 3.7622 shares of Denbury Common Shares), subject to an overall 30% cash and 70% stock proration. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 10, 2010.